Exhibit 99.3

TELCARE, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Financial Statements

As of September 30, 2016 and for the Nine Months Ended September 30, 2016 and 2015

TELCARE, INC. AND SUBSIDIARY

Unaudited Condensed Consolidated Financial Statements

As of September 30, 2016 and for the Nine Months Ended

September 30, 2016 and 2015 and the Related Notes Thereto

CONTENTS

Page

Unaudited Condensed Consolidated Financial Statements
Condensed Consolidated Balance Sheets	1
Condensed Consolidated Statements of Operations	2
Condensed Consolidated Statements of Cash Flows	3
Notes to Condensed Consolidated Financial Statements	4

TELCARE, INC. AND SUBSIDIARY

Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30, 2016	December 31, 2015

Assets
Current assets
Cash	$3,121,945	4,839,221
Accounts receivable (net of allowance for doubtful accounts of $2,069,251 and $2,335,262 at September 30, 2016 and December 31, 2015)	599,767	1,556,309
Inventory (net of reserves of $3,906,176 and $4,188,000 at September 30, 2016 and December 31, 2015)	1,376,880	1,615,490
Prepaid expenses	109,455	138,093
Total current assets	5,208,047	8,149,113

Property and equipment (net of accumulated depreciation of $177,619 and $144,450 at September 30, 2016 and December 31, 2015)	37,014	70,183
Other assets	253,477	199,801
Total assets	$5,498,538	8,419,097

Liabilities and Stockholders’ Deficit
Current liabilities
Accounts payable and accrued liabilities	$983,718	1,040,857
Deferred revenue	138,100	230,820
Accrued compensation	219,808	371,152
Note payable	400,390	1,643,064
Convertible promissory notes payable	1,937,124	—
Total liabilities	3,679,140	3,285,893

Convertible redeemable Series B Preferred Stock ($0.001 par value, 9,133,603 shares authorized; 4,137,764 and 8,775,270 issued and outstanding at September 30, 2016 and December 31, 2015; liquidation preference of $12,413,292 and $26,325,810 at September 30, 2016 and December 31, 2015)	11,961,825	25,368,350
Convertible redeemable Series C Preferred Stock ($0.001 par value, 23,491,757 shares authorized; 11,553,040 and 22,164,448 issued and outstanding at September 30, 2016 and December 31, 2015; liquidation preference of $21,040,396 and $38,158,147 at September 30, 2016 and December 31, 2015)	17,961,704	34,459,437

Stockholders’ deficit
Convertible Series A Preferred Stock ($0.001 par value, 4,027,290 shares authorized; 3,517,441 and 3,827,290 issued and outstanding at September 30, 2016 and December 31, 2015; liquidation preference of $3,517,441 and $3,827,290 at September 30, 2016 and December 31, 2015)	3,517	3,827
Common stock ($0.001 par value, 59,000,000 shares authorized; 24,018,304 and 8,459,520 issued and outstanding at September 31, 2016 and December 31, 2015)	24,018	8,459
Additional paid-in capital	31,140,796	1,222,184
Accumulated deficit	(59,272,462)	(55,929,053)
Total stockholders’ deficit	(28,104,131)	(54,694,583)

Total liabilities and stockholders’ deficit	$5,498,538	8,419,097

(see accompanying notes)

TELCARE, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Operations

	(Unaudited)	(Unaudited)
	Nine Months Ended	Nine Months Ended
	September 30, 2016	September 30, 2015

Revenues	$3,831,628	2,932,045
Cost of goods sold	1,441,674	1,471,578
Gross profit	2,389,954	1,460,467
Operating expenses
Marketing and sales	1,121,512	3,420,866
Engineering, regulatory, and research and development	2,647,472	4,011,498
General and administrative	1,651,607	3,170,832
Depreciation and amortization	33,169	49,500
Restructuring and severance costs	217,046	509,401
Total operating expenses	5,670,806	11,162,097

Loss from operations	(3,280,852)	(9,701,630)

Other income	3,079	395
Interest expense	(65,634)	(98,893)

Net loss	$(3,343,407)	(9,800,128)

(see accompanying notes)

TELCARE, INC. AND SUBSIDIARY

Condensed Consolidated Statements of Cash Flows

	(Unaudited)	(Unaudited)
	Nine Months Ended	Nine Months Ended
	September 30, 2016	September 30, 2015
Cash Flows from Operating Activities
Net loss	$(3,343,407)	(9,800,128)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	33,169	49,500
Amortization of deferred financing costs	7,326	17,702
Accrued interest on promissory notes payable	28,305	—
Share-based compensation, including restricted stock	29,601	374,909
Changes in operating assets and liabilities
Restricted cash	—	1,903,800
Accounts receivable	956,542	(313,455)
Inventory	238,610	(438,118)
Prepaid expenses and other assets	(25,038)	(26,550)
Accounts payable and accrued liabilities	(57,139)	(833,336)
Customer deposit payable	—	(1,903,800)
Deferred revenue	(92,720)	(4,200)
Accrued compensation	(151,344)	458,249
Net cash used in operating activities	(2,376,095)	(10,515,427)

Cash Flows from Investing Activities
Purchases of property and equipment	—	(12,545)
Net cash used in investing activities	—	(12,545)

Cash Flows from Financing Activities
Repayments of note payable	(1,250,000)	(1,250,000)
Repayments of Maryland commercialization grant	—	(250,000)
Net proceeds from promissory notes payable	1,908,819	—
Net cash provided by financing activities	658,819	(1,500,000)

Net decrease in cash	(1,717,276)	(12,027,972)

Cash beginning	4,839,221	20,220,852

Cash ending	$3,121,945	8,192,880

Supplemental Disclosure of Cash Flow Information
Cash payments for interest	$42,497	98,893

Non-cash Financing Activity
Conversion of preferred stock into common stock	$29,904,568	—

(see accompanying notes)

TELCARE, INC. AND SUBSIDIARY

Notes to Condensed Consolidated Financial Statements

1.     Organization and Basis of Presentation

Telcare, Inc. and its wholly-owned subsidiary Telcare Medical Supply, Inc. (collectively, the “Company”) are primarily engaged in the sale of blood glucose meters (“BGM”), test strips and the accessories associated with the testing of blood by people living with diabetes. The Company sells the first cellular enabled FDA cleared BGM that transmits blood glucose data so that it is available for “real time” review or analysis by the patient, their physician or caregiver.

The unaudited condensed consolidated financial statements are prepared in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim reporting. Accordingly, these unaudited condensed consolidated financial statements do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of management, all adjustments, including normal recurring adjustments necessary for a fair presentation of the unaudited condensed consolidated financial statements as of and for the nine months ended September 30, 2016 and 2015 have been recorded. The results of operations for the nine months ended September 30, 2016 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2016 or for any future period. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the year ended December 31, 2015.

There have not been any material changes to the Company’s significant accounting policies described in the audited consolidated financial statements for the year ended December 31, 2015 which have an impact on these consolidated financial statements and related notes thereto.

2.     Summary of Significant Accounting Policies

Principles of Consolidation

The unaudited condensed consolidated financial statements have been prepared on the accrual basis of accounting and include the accounts of Telcare, Inc. and its wholly-owned subsidiary, Telcare Medical Supply, Inc. All intercompany balances and transactions have been eliminated.

Certain Risks and Uncertainties

The Company is subject to risks common to companies in the medical device industry, including, but not limited to, development by the Company or its competitors of new technological innovations, dependence on key personnel, reliance on third-party manufacturers, protection of proprietary technology, and compliance with regulatory requirements.

Use of Estimates

The preparation of unaudited condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in its financial statements. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments, which include cash, accounts receivable, convertible notes receivable, accounts payable, and accrued expenses, approximate their fair values due to their short maturities.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at their net realizable value and consist of amounts due from third-party distributors, third-party payers, and patients. Accounts with balances that are deemed uncollectible are written-off on an as needed basis throughout the year. Recoveries of accounts receivable previously written-off are recorded when cash is received. Management determines the allowance for doubtful accounts based on the aging of the outstanding amounts and by regularly evaluating individual customer receivables and considering a customer’s financial condition, credit history, and current economic conditions.

Inventories

Inventories are stated at the lower of cost or net realizable value, with cost determined using the first-in, first-out method. The Company periodically reviews inventories for slow moving and excess units based on quantities on hand and expectations of future use.

Property and Equipment

Property and equipment is stated at cost. Additions and improvements that would extend the lives of the assets are capitalized if over $1,000 individually. Repairs and maintenance are expensed as incurred. Depreciation is calculated on a straight-line basis over the estimated useful lives of the various assets as follows: computers and equipment — 3 years; office furniture — 5 years; and, tooling — 3 years.

Depreciation and amortization expense was $33,169 and $49,500 for the nine months ended September 30, 2016 and 2015, respectively.

Warranty

The Company will replace any BGM that does not function in accordance with product specifications. The cost to service the claims reflects the current product cost. As the Company continues to introduce new products and new versions of existing products, the Company will consider the anticipated performance of the product over its warranty period in estimating warranty reserves. These estimates are based on historical experience. The Company incurred minimal warranty costs as of December 31, 2015 and the warranty reserve required as of December 31, 2015 has been estimated to be insignificant.

Revenue Recognition

The Company generates revenue from the sale of its BGM and other diabetes-related products, including blood glucose testing supplies, to customers and third-party distributors who resell the products to patients with diabetes.

Revenue recognition requires that persuasive evidence of a sales arrangement exists, delivery of goods occurs through transfer of title and the risk and rewards of ownership, the selling price is fixed or determinable, and collectability is reasonably assured. Revenue is recognized upon shipment of products. Provisions for discounts and rebates to customers are established as a reduction to revenue in the period the related sales are recorded.

Shipping and Handling

The Company does not always charge its customers for the costs associated with the shipping and handling of its product. The costs of shipping are included in cost of goods sold.

Concentrations

Financial instruments that subject the Company to credit risk consist primarily of cash, and the Company’s cash is held at an accredited U.S. commercial bank.

The Company has an exclusive Manufacturer and Distribution Agreement (the “Agreement”) with a non-U.S. third-party supplier that expires in September 2021. Under this Agreement, the Company acquires its test strips, control solution, and accessories from this supplier, and the supplier also manufactures the BGMs. After September 2021, the Agreement is automatically extended annually in two-year increments, provided that either party may terminate the Agreement by providing advance written notice of at least 18 months to the other party. While the Company believes that the test strips, control solution, and accessories required for the manufacturing of the BGMs are presently available in quantities to meet demand and the supplier has multiple sites with redundant capabilities, the failure of this supplier to deliver these components on a timely basis or in sufficient quantities could adversely affect the Company’s future results of operations.

Research and Development Costs

All costs of research and development (“R&D”) are expensed as incurred. R&D costs generally consist of non-recurring engineering costs for prototypes and other related testing and consulting costs associated with new products.

General and Administrative Expenses

General and administrative expenses are primarily comprised of salaries and benefits associated with executive, finance, legal, and other administrative personnel, overhead and occupancy costs, outside legal costs, insurance costs and miscellaneous costs.

Marketing and Sales Expenses

Marketing and sales expenses are primarily comprised of salaries and benefits associated with sales and marketing personnel, outside marketing expenses including commercial product samples, tradeshows, and advertising expenses.

Income Taxes

The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized based on the differences between the unaudited condensed consolidated financial statement carrying amounts and the tax bases of assets and liabilities. Income taxes are provided for using enacted statutory rates. Valuation allowances are recognized for deferred tax assets if it is determined that it is more-likely-than-not that some or all of the deferred tax assets will not be realized. In evaluating the ability to realize net deferred tax assets, all available evidence is considered, both positive and negative, including past operating results, tax planning strategies, and forecasts of future taxable income.

Management periodically performs a comprehensive review of the tax positions and accrues amounts for tax contingencies. The Company follows the guidance on accounting for uncertainty in income taxes, which addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the unaudited condensed consolidated financial statements. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more-likely-than-not that the tax position is sustainable, based solely on its technical merits and consideration of the relevant taxing authorities’ widely understood administrative practices and precedents. The tax benefits recognized in the unaudited condensed consolidated financial statements from such a position are measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses de-recognition, classification, interest, and penalties on income taxes, and interim period accounting. The Company’s policy is to account for interest and penalties as a component of income tax expense. With few exceptions, the Company is no longer subject to income tax examinations by the U.S. federal, state or local income tax authorities for years before 2012.

Share-Based Compensation

The Company accounts for stock-based compensation under the provisions of Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 718-10, Compensation-Stock Compensation (“ASC 718-10”), which requires that measurements and recognition of expense for all share-based compensation of employees and directors be based on estimated fair values of the share-based awards. Accordingly, compensation costs for all share-based awards to employees are measured based on the grant date fair value of those awards and recognized over the period during which the employee or director is required to perform services in exchange for the award (generally over the vesting period of the award). The Company estimates the fair value of share-based payment awards issued in the form of options using the Black-Scholes-Merton option pricing model. To date, the Company has not granted awards with market or performance conditions.

Share-based compensation expense results from estimating the fair value of each employee award granted. Given the absence of an active market for the Company’s common stock, the fair value of the award on the date of grant was determined by management using several factors, including an independent valuation in 2014.

For all employee share-based payment awards issued in the form of options, compensation cost is amortized under the straight-line attribution method. Compensation expense recognized in the statement of operations is based on awards ultimately expected to vest, and it has been reduced for estimated forfeitures. Share-based compensation expense guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Share-based payment awards issued in the form of restricted stock are measured at their fair value on the grant date. Compensation expense is recognized in the statement of operations over the vesting period of the awards.

For the nine months ended September 30, 2016 and 2015, the Company recorded $29,601 and $118,512 of stock-based compensation expense, respectively.

3.     Accounts Receivable

Accounts receivable, net of an allowance for doubtful accounts, is comprised of the following at September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31, 2015

Accounts receivable from customers	$2,669,018	3,891,571
Allowance for doubtful accounts	(2,069,251)	(2,335,262)
Total accounts receivable, net	$599,767	1,556,309

One customer accounted for approximately $2.2 million and $3.5 million of the Company’s gross accounts receivable balance at September 30, 2016 and December 31, 2015, respectively. As of September 30, 2016, the Company recorded an allowance for doubtful accounts for substantially all accounts receivable from this customer. As of December 31, 2015, the Company recorded an allowance for doubtful accounts of approximately $2.0 million for accounts receivable from this customer. The Company continues to assess the collectability of these balances and is working with the customer on future collections.

4.     Inventory

Inventory, net of reserves, is comprised of the following at September 30, 2016 and December 31, 2015:

	September 30, 2016	December 31, 2015

Starter kits	$1,219,291	1,434,113
Test strips	44,527	115,130
Other inventory	113,062	66,247
Total inventory, net	$1,376,880	1,615,490

At September 30, 2016 and December 31, 2015, total inventory reserves amounted to approximately $3.9 million and $4.2 million, respectively. Of these reserves, approximately $2.9 million and $3.0 million are for obsolete, excess, and slow-moving inventory at September 30, 2016 and December 31, 2015, respectively. The remaining reserves of approximately $1.0 million and $1.2 million are to reduce the carrying value of the Company’s BGMs to the lower of cost or net realizable value at September 30, 2016 and December 31, 2015, respectively.

5.     Notes Payable

Note Payable

On February 27, 2013, the Company entered into a long-term note agreement with Silicon Valley Bank in the principal amount of $5,000,000, at an annual interest rate of 5%. Starting on January 1, 2014, the principal is payable in 36 equal monthly installments plus any accrued interest. The loan is collateralized by an interest in the Company’s current accounts receivable and inventory. The outstanding balance of the note payable at September 30, 2016 and December 31, 2015 is $416,667 and $1,666,667, respectively, net of unamortized discount and deferred finance charges.

Convertible Promissory Notes Payable

During June 2016, the Company issued $1,500,000 of unsecured promissory notes to two current shareholders and in July 2016, the Company issued an additional $450,000 of unsecured promissory notes to certain current shareholders. The notes bear interest at 6% and are convertible into either preferred or common stock depending upon the type of subsequent financing consummated by the Company. In addition, in the event of a corporate transaction or initial public offering prior to the full payment or conversion of the notes, all unpaid principal and accrued interest shall be converted into shares of the Company’s Series C Preferred Stock, or in the event of a sale, payment out of the proceeds of the transaction equal to 200% of the outstanding principal balance of the notes, plus any unpaid accrued interest is due on the notes. In conjunction with the sale of the Company in December 2016 (see subsequent events) the note holders received 200% of the outstanding principal balance of the notes, plus accrued interest, from the initial sale proceeds.

A portion of preferred stock held by one of the Company’s principal shareholders and preferred stock held by Company shareholders who elected not to participate in the promissory note financing were converted into shares of common stock of the Company. As a result, a total of 309,849 shares of Series A Convertible Preferred Stock, 4,637,506 shares of Series B Convertible Preferred Stock and 10,611,408 shares of Series C Preferred Stock were converted into shares of common stock in conjunction with the promissory note financing.

The outstanding balance of the convertible promissory note payable, including accrued interest, at September 30, 2016 is $1,937,124.

Interest Expense

Interest expense, including amortization of discount and deferred finance charges, was $65,634 and $98,893 for the nine months ended September 30, 2016 and 2015, respectively.

6.     Warrant Liability

On August 17, 2012, as part of the Series B Convertible Preferred Stock offering, the Company issued a warrant to a shareholder to purchase up to 325,000 additional shares of the Company’s Series B Convertible Preferred Stock at an exercise price of $3.08 per share.

In February 2013, the Company issued to Silicon Valley Bank, a warrant to purchase up to 33,333 shares of the Company’s Series B Convertible Preferred Stock at an exercise price of $3.00 per share.

In October 2014, Silicon Valley Bank received an additional warrant to purchase up to 10,729 shares of the Company’s Series B Convertible Preferred Stock at an exercise price of $1.57 per share.

Each of these warrants has a term of 10 years from the date of issuance.

Using the Black-Scholes valuation method, the grant date fair value of the warrant issued on August 17, 2012 was $700,549. The value of the warrant is analyzed at each reporting date and adjusted at that time, if appropriate, to its fair market value. At September 30, 2016 and December 31, 2015, the fair value of this warrant was $0.

The value at February 28, 2013 of the warrant issued to Silicon Valley Bank, using the Black-Scholes valuation method, was calculated to be $70,297. The value of the warrant is analyzed at each reporting date and adjusted at that time, if appropriate, to its fair market value. At September 30, 2016 and December 31, 2015, the fair value of this warrant was $0.

The value at October 3, 2014 of the additional warrant issued to Silicon Valley Bank, using the Black-Scholes valuation method, was calculated to be $11,845. The value of the warrant is analyzed at each reporting date and adjusted at that time, if appropriate, to its fair market value. At September 30, 2016 and December 31, 2015, the fair value of this warrant was $0.

7.     Equity

Common Stock

As of September 30, 2016 and December 31, 2015, the Company had 24,018,304 and 8,459,520 shares of common stock issued and outstanding, respectively.

Series A Convertible Preferred Stock

In 2010, the Company sold for $1.00 per share, 4,460,000 shares of Series A Convertible Preferred Stock, $0.001 par value, with a dividend of 7.5% per annum, convertible into one share of common stock for each share of Series A Convertible Preferred Stock held.

In August 2012, as part of the Series B Convertible Preferred Stock offering, the Company agreed to repurchase 632,710 shares of issued and outstanding Series A Convertible Preferred Stock at the then fair market value of $3.00 per share.

Dividends on Series A Convertible Preferred Stock accrued until August 2012 at which time, as part of the Series B Convertible Preferred Stock offering, all accrued Series A Convertible Preferred Stock dividends were converted into 227,970 shares of the Company’s common stock.

Additionally, on December 20, 2010, the Company issued to a shareholder a warrant to purchase up to 200,000 shares of the Series A Convertible Preferred Stock over a seven-year period at an exercise price of $1.00 per share. The Company determined if the warrant issued should be classified as a liability or as equity, as the warrant was issued in connection with an equity transaction. Under ASC Topic 480, Distinguishing Liabilities from Equity (“ASC 480”), if the underlying equity instrument to be issued upon the exercise of the warrant carries an obligation requiring the issuer to redeem the instrument by transferring assets, or provides an obligation to issue a variable number of shares, then the instrument is considered a liability. Management determined that the warrant issued with the Series A Preferred Stock did not include any of these features and the warrant was accounted for as equity on the unaudited condensed consolidated balance sheet.

As of September 30, 2016 and December 31, 2015, the Company had 3,517,441 and 3,827,290 shares of Series A Convertible Preferred Stock issued and outstanding, respectively.

Series B Convertible Preferred Stock

In August 2012, the Company offered shares of its Series B Convertible Preferred Stock to the holders of its convertible promissory notes that were issued and unpaid at that time. Applicable accrued interest was paid in cash. A total of 1,847,082 shares of Series B Preferred Stock were converted as part of this program at a price of $2.40 per share. The Series B Preferred Stock offered in the exchange transaction had a fair value of $3.00 per share.

The Company executed the above unsecured convertible promissory notes for $4.4 million in September 2011 with a number of individual investors. The convertible promissory notes accrued interest at 8% per year. Principal and accrued interest was convertible or due at the earlier of the maturity date, defined as twelve months from the date of the note, or a qualified financing event, into Series B Preferred Stock or equity equivalent. Upon a qualifying event, as defined by the related agreement, the principal is converted into Series B Preferred Stock, at a conversion discount of 20%.

In December 2012, the Company offered for sale its Series B Convertible Preferred Stock to outside investors at a sales price of $3.00 per share. A total of 6,833,332 shares were sold at this price.

The Company also agreed to repurchase 71,811 shares of the Series B Convertible Preferred Stock issued as part of the conversion of promissory notes at a purchase price of $3.00 per share.

The Company’s Series B Convertible Preferred Stock includes a contingent redemption feature. The Company assessed whether its Series B Convertible Preferred Stock should be classified as a liability or as equity. Using ASC 480, it was determined that the stock is contingently redeemable at the option of the holder and that the Series B Convertible Preferred stock included features of both a liability and stockholders’ equity and was, therefore, classified as mezzanine equity, between liabilities and equity on the unaudited condensed consolidated balance sheet.

At September 30, 2016 and December 31, 2015, there were 4,137,764 and 8,775,270 shares of Series B Convertible Preferred Stock issued and outstanding, respectively.

Series C Convertible Preferred Stock

In October 2014, the Company offered its Series C Convertible Preferred Stock to the holders of its convertible promissory notes that were issued and unpaid at that time, including accrued and unpaid interest. A total of 4,920,870 shares of Series C Convertible Preferred Stock were converted as part of this program at a price of $1.57 per share.

At the same time, the Company offered for sale its Series C Convertible Preferred Stock to certain existing shareholders as well as outside investors at a sales price of $1.57 per share. A total of 17,243,578 shares were sold at this price. The Series C Preferred Stock accrues a dividend based on 8% of the original issue price, whether or not declared, which is due upon liquidation. At September 30, 2016 and December 31, 2015, there were approximately $2.9 million and $3.5 million of undeclared dividends in arrears, respectively.

The Company’s Series C Convertible Preferred Stock also includes a contingent redemption feature. The Company assessed whether its Series C Convertible Preferred Stock should be classified as a liability or as equity. Using ASC 480, it was determined that the stock is contingently redeemable at the option of the holder and that the Series C Convertible Preferred Stock included features of both a liability and equity and was, therefore, classified as mezzanine equity, between liabilities and stockholders’ equity on the unaudited condensed consolidated balance sheet.

At September 30, 2016 and December 31, 2015, there were 11,553,040 and 22,164,448 shares of Series C Convertible Preferred Shares issued and outstanding, respectively.

Stock Incentive Plan

As of September 30, 2016, the Company had an equity incentive plan, the Telcare, Inc. 2011 Stock Incentive Plan (the “Plan”), under which incentive stock options, nonqualified stock options, restricted stock units, incentive stock, and restricted stock awards can be granted to employees, directors, and business partners. Options generally vest over a four-year period from the date of the grant and expire no later than ten years from the vesting period commencement date, as determined by the Board of Directors. At September 30, 2016 and December 31, 2015, there were 7,477,656 shares authorized for issuance, respectively. Awards of restricted stock units, incentive stock, and restricted stock vest as determined by the Board of Directors.

A summary of the activity under the Plan for the nine months ended September 30, 2016 and for the year ended December 31, 2015 is as follows:

			Weighted Average
			Remaining
		Weighted Average	Contractual
	Shares	Exercise Price	Life in Years

Options outstanding at December 31, 2014	443,000	$2.87	8.51
Granted	3,960,039	0.66	9.44
Cancelled	(3,131,698)	0.89	9.43
Options outstanding at December 31, 2015	1,271,341	0.86	8.77

Options vested at December 31, 2015	252,182	$1.40	7.76

Options outstanding at December 31, 2015	1,271,341	$0.86	8.77
Granted	—	—	—
Cancelled	(908,556)	0.71	9.20
Options outstanding at September 30, 2016	362,785	1.22	8.14

Options vested at September 30, 2016	171,920	$1.71	7.58

The weighted average grant date fair value of options issued during the nine months ended September 30, 2016 and during the year ended December 31, 2015 was $0.05. The fair value of the Company’s stock at the grant date was less than the exercise price, therefore, the options had no intrinsic value.

8.     Income Taxes

The Company paid no income taxes in 2016 and recorded no current or deferred federal income tax expense or benefit for 2015 with the Company being in a net operating loss position while maintaining a full valuation allowance. A valuation allowance is recorded on the net deferred tax assets. Due to losses incurred, the Company has not otherwise recorded any provision or benefits for the nine months ended September 30, 2016 and 2015. Therefore, the difference between the statutory federal tax rate and the effective tax rate is primarily related to changes in this valuation allowance.

The realization of the deferred tax asset depends upon the Company’s ability to generate sufficient future taxable income. The Company has historically incurred net operating losses and is unable to carryback those net operating losses to previous tax years. Management has evaluated the positive and negative evidence bearing upon its ability to realize the Company’s deferred tax assets. Management has determined that it is more-likely-than-not that the Company will not recognize the benefits of its federal and state deferred tax assets and, as a result, a full valuation allowance has been established as of September 30, 2016 and December 31, 2015.

9.     Subsequent Event

Effective December 1, 2016, BioTelemetry, Inc. completed the acquisition of Telcare Medical Supply, Inc. and associated assets and liabilities of Telcare, Inc. for upfront consideration of $7.0 million in cash. In addition to this initial purchase price, the Company is entitled to additional consideration of up to $5.0 million should it achieve certain revenue targets for the years ending December 31, 2017 and 2018.